Exhibit 4.3

SEVENTH SUPPLEMENTAL INDENTURE(1)

This Seventh Supplemental Indenture, dated as of [   ], 2017 (this “Supplemental Indenture”), is by and between St. Jude Medical, LLC, a Delaware limited liability company (successor to St. Jude Medical, Inc., a Minnesota corporation) (together with its successors and assigns, the “Company”) and wholly-owned subsidiary of Abbott Laboratories, an Illinois corporation (“Abbott”), and U.S. Bank National Association, a national banking association, as trustee hereunder (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Company and the Trustee are party to that certain Indenture, dated as of July 28, 2009 (the “Base Indenture”, as amended, supplemented or otherwise modified prior to the date hereof, including by that certain (i) Fourth Supplemental Indenture, dated as of April 2, 2013 (the “Fourth Supplemental Indenture”), providing for the issuance of the Company’s 3.25% Senior Notes due 2023 (the “2023 Notes”) and 4.75% Senior Notes due 2043 (the “2043 Notes”), (ii) Fifth Supplemental Indenture, dated as of September 23, 2015 (the “Fifth Supplemental Indenture”), providing for the issuance of the Company’s 2.000% Senior Notes due 2018 (the “2018 Notes”), 2.800% Senior Notes due 2020 (the “2020 Notes”) and 3.875% Senior Notes due 2025 (the “2025 Notes,” and together with the 2023 Notes, the 2043 Notes, the 2018 Notes and the 2020 Notes, the “Notes”) and (iii) Sixth Supplemental Indenture, dated as of January 4, 2017, the “Indenture”);

WHEREAS, Section 12.2 of the Base Indenture provides that the Indenture may be amended with respect to any series of Securities with the consent of the Holders of a majority in aggregate principal amount of the outstanding Securities of each series affected by such supplemental indenture voting separately (the “Requisite Consents”), subject to certain exceptions specified in Section 12.2 of the Base Indenture;

WHEREAS, Abbott has solicited consents (the “Consent Solicitation”) from eligible Holders of each series of Notes to certain proposed amendments to the Indenture as it relates to each series of Notes as set forth herein (the “Proposed Amendments”), pursuant to the terms of Abbott’s Prospectus on Form S-4 as filed with the Securities and Exchange Commission on [  ], 2017 (the “Prospectus”);

WHEREAS, pursuant to the Consent Solicitation, the Requisite Consents for the adoption of the Proposed Amendments with respect to each series of Notes have been obtained, and this Supplemental Indenture complies with the requirements of Article 12 of the Base Indenture and the Trustee has received simultaneously with the execution and delivery hereof an Officers’ Certificate and Opinion of Counsel stating that this Supplemental Indenture is authorized and permitted by the Indenture;

WHEREAS, the Company desires and has requested the Trustee to join with it in entering into this Supplemental Indenture for the purpose of amending the Indenture to adopt the

(1)  To be modified, as necessary, to conform to the results of the consent solicitations to the extent the Requisite Consents are not obtained with respect to any series of Notes.

Proposed Amendments with respect to each series of Notes as permitted by Section 12.2 of the Base Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Trustee and a valid amendment of, and supplement to, the Indenture and each series of Notes have been done, and the entry into this Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture.

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto covenant and agree for the equal and proportionate benefit of all Holders of each series of Notes, as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1                     Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture are used herein as therein defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

PROPOSED AMENDMENTS

SECTION 2.1                     Proposed Amendments.  Subject to Section 3.10 below, the Indenture is hereby amended with respect to each series of Notes by deleting the following Sections of the Indenture in their entirety:

Section 5.2 of the Base Indenture	(Limitations on Liens)
Section 5.3 of the Base Indenture	(Limitations on Sale and Leaseback Transactions)
Section 5.5 of the Base Indenture	(Maintenance of Corporate Existence)
Section 6.1 of the Base Indenture	(Merger, Consolidation and Sale of Assets)
Section 5.01 of the Fourth Supplemental Indenture and the Fifth Supplemental Indenture	(Offer to Purchase Upon Change of Control Triggering Event)
Section 3.01 of the Fourth Supplemental Indenture and the Fifth Supplemental Indenture	(Event of Default relating to cross-acceleration of certain material indebtedness)

Any and all references to any Sections of the Indenture or Global Securities which are deleted by any Section of this Supplemental Indenture, and any and all obligations related solely to such deleted Sections throughout the Indenture or Global Securities, are of no further force or effect.  Any and all terms defined in the Indenture or Global Securities which are (i) used in any

Sections of the Indenture or Global Securities deleted by any Section of this Supplemental Indenture and (ii) not otherwise used in any other Section of the Indenture or Global Securities not affected by this Supplemental Indenture, are hereby deleted.  By consenting to the Proposed Amendments, each Holder of the Notes will be deemed to have waived any default, event of default or other consequence under the Indenture for failure to comply with the terms of the provisions identified in this Section 2.1 (whether before or after the date hereof).

ARTICLE III

MISCELLANEOUS

SECTION 3.1                     Concerning the Trustee.  The Trustee assumes no duties, responsibilities, or liabilities by reason of this Supplemental Indenture other than as set forth in the Indenture.  The Trustee shall not be responsible in any manner whatsoever for or in respect of (i) the validity or sufficiency of this Supplemental Indenture, (ii) the correctness of any of the provisions contained herein, or (iii) the recitals contained herein, all of which recitals are made solely by the Company.  The Trustee enters into this Supplemental Indenture to give effect to the commercial agreement reached between the Company and the Holders, and strictly on the basis of Holder consent, authorization and direction, as evidenced by the consents obtained under Section 12.2 of the Indenture. The Company hereby reaffirms its obligations to indemnify and hold harmless the Trustee as required under Section 10.1 of the Indenture against losses, liabilities, damages, claims or expenses, and to reimburse the Trustee for the reasonable fees and expenses of its counsel, in each case, arising out of or in connection with its execution and performance of this Supplemental Indenture (all solely to the extent set forth in Section 10.1 of the Indenture).  The obligations of the Company to indemnify and reimburse the Trustee under this Section 3.1 shall survive the resignation or removal of the Trustee, the termination of the Indenture and any satisfaction and discharge under Article 11 of the Indenture (solely to the extent expressly provided in Section 10.1(a) of the Indenture).

SECTION 3.2                     Supplemental Indenture Controls.  In the event of a conflict or inconsistency between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.

SECTION 3.3                     Governing Law.  This Supplemental Indenture shall be deemed to be a contract made under the law of the State of New York, and for all purposes shall be governed by and construed in accordance with the law of said State.

SECTION 3.4                     Execution in Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.  Delivery of an executed counterpart by facsimile or PDF shall be effective as delivery of an originally executed counterpart thereof.

SECTION 3.5                     Confirmation of Indenture.  Except as amended and supplemented hereby, the Indenture is hereby ratified, confirmed and reaffirmed in all respects.  The Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument with respect to each series of Notes.

SECTION 3.6                     Headings.  The titles and headings of the articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 3.7                     Severability.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 3.8                     No Adverse Interpretation of Other Agreements.  This Supplemental Indenture may not be used to interpret another indenture, loan, or debt agreement other than the Indenture for purposes of the Notes.  Any such indenture, loan, or debt agreement may not be used to interpret this Supplemental Indenture.

SECTION 3.9                     Successors and Assigns.  All covenants and agreements made by the Company in this Supplemental Indenture shall be binding upon its successors and assigns, whether expressed or not.

SECTION 3.10              Effectiveness.  This Supplemental Indenture shall become effective upon execution by all parties hereto.  The Proposed Amendments shall become effective with respect to each series of Notes on the settlement date (as defined in the Prospectus).

SECTION 3.11              Endorsement and Change of Form of Notes.  Any Notes authenticated and delivered after the close of business on the date that the provisions of Section 2.1 of this Supplemental Indenture become effective may be affixed to, stamped, imprinted or otherwise legended by the Trustee, with a notation as follows:

“Effective as of [       ], 2017, substantially all of the restrictive covenants in the Indenture have been eliminated and certain other provisions have been eliminated or modified, as provided in the Supplemental Indenture, dated as of [       ], 2017.  Reference is hereby made to said Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ST. JUDE MEDICAL, LLC

By:
Name:
Title:

[Signature Page to Seventh Supplemental Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

[Signature Page to Seventh Supplemental Indenture]